Exhibit 10.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Inc. Enters into Multi-State
Unclaimed Property Settlement

NEW YORK, October 14, 2013 - Travelzoo Inc. (NASDAQ: TZOO), a global Internet media company, today announced that it entered into agreements with 34 states to resolve those states’ claims related to unclaimed property audits. As previously disclosed in the Company’s reports on Form 10-K and Form 10-Q, multiple states have claimed that certain shares of Travelzoo, which were not claimed by former shareholders of Travelzoo.com Corporation following the 2002 merger, were unclaimed property. While the Company disputes the states’ claims, the Company determined that it was in its best interest to resolve the disputes and settle with 34 of the states.

The multi-state settlement relates to an approximate 700,000 shares of Travelzoo that those states claim may be subject to escheat. An additional 15 states remain that have or may raise claims on a remaining approximate 400,000 shares that were not exchanged following the merger by residents in those states.

The Company expects to make one-time cash payments to the 34 states after further due diligence, which it intends to make from cash on hand. To cover those payments, as well as potential future settlements with the remaining 15 states, the Company expects to record an estimated $22.0 million charge, which will be included in the Company’s financial earnings release for the three months ended September 30, 2013, which is scheduled to be released on October 17, 2013.

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About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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